FOR IMMEDIATE RELEASE

PALATIN TECHNOLOGIES, INC. COMPLETES $27.5 MILLION OFFERING

CRANBURY, NJ – February 16, 2007 – Palatin Technologies, Inc. (AMEX: PTN) announced that on February 15, 2007 it closed its previously announced sale of 13.75 million shares of its common stock in an underwritten offering at $2.00 per share, for $27.5 million in gross proceeds, before commissions and expenses. The net proceeds to Palatin before expenses were $25,987,500, and expenses are estimated at $475,500.  The shares of common stock offered by Palatin were issued pursuant to effective shelf registration statements on Form S-3.

Pacific Growth Equities, LLC acted as the sole underwriter for the offering. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Pacific Growth Equities, at One Bush Street, Suite 1700, San Francisco, California 94104.

About Palatin Technologies, Inc.

Palatin Technologies, Inc. is a biopharmaceutical company focused on discovering and developing targeted, receptor-specific small molecule and peptide therapeutics. The Company’s lead product candidate, bremelanotide, is currently in Phase II clinical trials for both male and female sexual dysfunction. The Company’s internal research and development capabilities, anchored by its proprietary MIDAS™ technology, are fueling product development. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders in order to maximize their commercial potential. To date, the Company has entered into collaborations with AstraZeneca, King Pharmaceuticals and Tyco Healthcare Mallinckrodt. For additional information regarding Palatin, please visit Palatin Technologies’ website at http://www.palatin.com.

Forward-looking Statements

Statements about the Company’s future expectations, including statements about its development programs, proposed indications for its product candidates, pre-clinical activities, marketing collaborations, and all other statements in this document other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term, is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements shall be subject to the safe

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harbors created thereby. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for various reasons, including, but not limited to the Company’s ability to fund development of its technology, ability to establish and successfully complete clinical trials and pre-clinical studies and the results of those trials and studies, dependence on its partners for certain development activities, need for regulatory approvals and commercial acceptance of its products, ability to recommence marketing and gain commercial acceptance of NeutroSpec®, ability to protect its intellectual property, and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission. The Company is not responsible for updating for events that occur after the date of this press release.

Contacts:
For Palatin Technologies:	For Institutional Investors and Media:

Stephen T. Wills, CPA, MST	Carney Noensie
EVP-Operations / Chief Financial Officer	Burns McClellan
(609) 495-2200	(212) 213-0006
info@palatin.com	cnoensie@burnsmc.com

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